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                                  EXHIBIT 16.2





         Securities and Exchange Commission

         Washington, D. C. 20549





         Gentlemen:



         We have read Item 4 included in the Form 8-K dated March 2, 2001, of Digital Bridge, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



         Very truly yours,






         /S/  HOOD & STRONG LLP



         CERTIFIED PUBLIC ACCOUNTANTS



     March 2, 2001